SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25
                                   -----------

                         Commission File Number 0-3-0222


                           NOTIFICATION OF LATE FILING OF
                 FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2002




    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

PART I: REGISTRANT INFORMATION
================================================================================



                        HOMES FOR AMERICA HOLDINGS, INC.
                        --------------------------------
                             Full Name of Registrant


                        --------------------------------
                            Former Name if Applicable


                             6010 Sherwood Glen Way
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)


                         West Palm Beach, Florida 33415
                         ------------------------------
                            City, State and Zip Code

PART II: RULES 12b-25(b) AND (c)
================================================================================


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a) [X] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) [X] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) [ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III: NARRATIVE
================================================================================

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant was unable to file the Form 10-KSB for the year ended December 31, 2002 without unreasonable effort or expense due to delays in gathering information for inclusion therein.

PART IV: OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification:


Robert A. MacFarlane                 (914)        964 - 3000
--------------------               ----------  -----------------
(Name)                             (Area Code) (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

                        HOMES FOR AMERICA HOLDINGS, INC.
                        --------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  April 1, 2003                      By: /s/ Robert A. MacFarlane
                                           ----------------------------
                                           President


ATTENTION: Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).